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                                                                      EXHIBIT 12


                            Rhone-Poulenc Rorer Inc.
             Computation of Ratio of Earnings to Fixed Charges and
           Ratio of Earnings to Fixed Charges and Preferred Dividends
                        (In millions except for ratios)
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

                                                Years Ended December 31,
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                                                        Restated
                                          1996   1995     1994    1993   1992
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
Income before income taxes and
   minority interest....................  $ 699  $ 543     $ 516  $ 594  $ 584
Add:
Portion of rents representative of the
   interest factor......................     23     22        18     16      9
Interest on indebtedness................    213    105        55     71    125
Amortization of capitalized interest....      2      2         3      3      3
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Income as adjusted......................  $ 937  $ 672     $ 592  $ 684  $ 721
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Interest on indebtedness................  $ 213  $ 105     $  55  $  71  $ 125
Capitalized interest....................      5      5         3      4     15
Portion of rents representative of the
   interest factor......................     23     22        18     16      9
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Fixed charges...........................    241    132        76     91    149
Preferred dividends.....................     67     24        25     16     14
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Fixed charges and preferred dividends...  $ 308  $ 156     $ 101  $ 107  $ 163
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Ratio of earnings to fixed charges......    3.9    5.1       7.8    7.5    4.8
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Ratio of earnings to fixed charges and
   preferred dividends..................    3.0    4.3       5.9    6.4    4.4
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